UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2019

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38249	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9200 Sunset Boulevard, Suite #1201

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

 n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	LIVX	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of May 24, 2019, the Board of Directors (the “Board”) of LiveXLive Media, Inc. (the “Company”) elected Kenneth Solomon as a director of the Company. The Board determined that Mr. Solomon is an “independent” director pursuant to the definition of independence under Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board also appointed Mr. Solomon to the Audit and Compensation Committees of the Board.

Mr. Solomon is the Chairman of the Board and CEO of The Tennis Channel, Inc., which operates a professional sports and tennis lifestyle based television channel. Mr. Solomon is also a Partner of Arcadia Investment Partners, a private investment firm, serves as the Chairman of Ovation TV, Inc., and since 2008 has been serving as a director of World Golf Tour, Inc. Previously Mr. Solomon served as Founding President of Fine Living Network, LLC (also known as Fine Living TV Network) (formerly Fine Living Cable Network). He led the network from concept through launch in just over three years and ultimately to 25 million subscribers and agreements with distributors representing 73% of the cable and satellite universe. Prior to launching Fine Living, he served as founding president of iBlast. Mr. Solomon was responsible for building the nation’s largest and farthest-reaching digital distribution network, with 18 major broadcast groups comprising 246 individual television stations, covering 93% of U.S. television households. He served as President of Universal Studios Television (also Studios USA Television) where he oversaw worldwide program and asset development and distribution activities for primetime network, cable, syndication, and made-for-television movies. Mr. Solomon also served as Co-head of DreamWorks Television, where he worked with the new studio’s legendary founders to help create and develop its worldwide television operations. He also has held senior positions at News Corp., including Executive Vice President of network distribution of Fox Broadcasting through its transitional ascending period where he was responsible for all network affiliate relations, as well as leading the network’s successful conversion of dozens of CBS, ABC and NBC affiliates to Fox, and launching the NFL and NHL franchises. He also served as Executive Vice President and General Sales Manager of Twentieth Century Fox Domestic Television. Mr. Solomon was integrally involved in the formative development, sale and launch of FX cable network, News Corp.’s first venture into basic cable. He held key leadership positions at a number of preeminent media and television companies. Mr. Solomon has more than 20 years of experience in cable, new media, TV production, distribution, and advertising through top posts at Universal Television, DreamWorks, News Corp. and Scripps. Mr. Solomon captured the Emmy award for best drama with “Law & Order” and pioneered the licensing of an original series across multiple network platforms with “Law & Order: Special Victims Unit” to NBC and USA Network. Mr. Solomon received his Bachelor of Arts degree in Sociology from UCLA. Mr. Solomon has been honored as “Humanitarian of the Year” by H.E.L.P. Group.

In consideration of Mr. Solomon’s agreement to join the Board, the Company approved the grant to him of 13,196 restricted stock units (the “RSUs”), which shall vest on November 29, 2019, subject to his continued service on the Board. The RSUs were issued under the Company’s 2016 Equity Incentive Plan (the “Plan”). Each RSU represents a contingent right to receive one share of the Company’s common stock or the cash value thereof. The Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan the form of payout of the RSUs (cash and/or stock). Mr. Solomon will also be entitled to participate in the annual compensation package the Company provides to its non-employee directors.

There is no arrangement or understanding between Mr. Solomon and any other persons pursuant to which Mr. Solomon was elected as a director of the Company. There are no family relationships between Mr. Solomon and any of the Company’s officers or directors. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Solomon has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

By: /s/ Robert S. Ellin
	Name:	Robert S. Ellin
Dated: May 31, 2019	Title:	Chief Executive Officer and Chairman of the Board of Directors

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